THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

NXTD - Q3 2017 NXT-ID Inc Earnings Call

EVENT DATE/TIME: NOVEMBER 15, 2017 / 2:00PM GMT

THOMSON REUTERS

CORPORATE PARTICIPANTS

Gino Pereira *NXT-ID, Inc. - CEO*

Mike Orlando *NXT-ID, Inc. - COO, President FitPay*

Kevin O'Connor *LogicMark - President*

Vin Miceli *NXT-ID, Inc. - VP, CFO*

CONFERENCE CALL PARTICIPANTS

Brian Kinstlinger *Maxim Group - Analyst*

Kris Tuttle *SoundView Technology Group - Analyst*

PRESENTATION

Operator

Welcome to the NXT-ID IR Update Webcast.

(Operator Instructions)

I would now like to turn the call over to your host for today's conference, Mr. Gino Pereira, CEO of NXT-ID. Sir, please go ahead.

Gino Pereira - *NXT-ID, Inc. - CEO*

Thank you very much. Good morning. Thank you everyone for joining our call today to discuss NXT-ID's unaudited financial and operational results for the nine months and third quarter of 2017. I will also give you a general update on the progress of our business.

During this afternoon's call, we will be making forward-looking statements, which consist of statements that cannot be confirmed by reference to existing information, including statements regarding our beliefs, goals, expectations, forecasts, projections and future performance and the assumptions underlying such statements.

Please note that there are number of factors that will cause actual results to differ materially from our forward-looking statements, including the factors identified and discussed in our earnings release today and in other SEC filings. Please recognize that except as required by applicable law, we undertake no duty to update any forward-looking statements, and you should not place any undue reliance on such statements.

So, with me on the call today is Vin Miceli, our Chief Financial Officer; Mike Orlando, our Chief Operating Officer and President of Fit Pay; and Kevin O'Connor, President of LogicMark. I will begin the call and turn the call over to Vin for a review of our financial results and to Mike and Kevin for an update on Fit Pay and LogicMark respectively. We will then take a few questions from the analysts on the call.

So, as far as the quarter is concerned, obviously, it's disappointing quarter for us as far as revenue is concerned. I think it's important for our shareholders to understand that that we are an emerging growth company and we have an ambitious, but very achievable roadmap in front of us. And we are focused on growing a strong business and putting in place all that we need to do that.

So, as we have only recently started to generate meaningful revenues, we have a small number of large customers. So, a bunk in the road with any one of them has an abnormally large impact on our quarterly results.

As we gain more traction with more customers, we would expect such potential impact to be minimized. We made very strong deliveries to WorldVentures in the first half of this year and we still have a significant amount of inventory to work through before they resume new purchase orders, and we don't expect that to happen before early 2018.

However, we have continued to make really good progress on both of our businesses, healthcare and fin tech. We're making progress in bringing them new customers and we anticipate that one of the more significant new customers will be announced by year end.

We are also working to continue on improving our balance sheet and we are working on refinancing our revolving line of credit. We recently announced the financing which was necessary to fund the working capital that we needed as a result of the revenue shortfall in the quarter, but approximately half of the proceeds that we received will be applied to reduce our debt in order to try and achieve the best possible interest rate and refinancing.

Any interest save does directly contribute to our earnings per share, so that does flow through and help shareholder value, and I remain confident in our strategic plan and growth prospects for the company in 2018 and beyond. And our balance sheet is actually in much better shape than it was a year ago. So, we do continue to make progress on all those fronts.

So, with that summary, I am going to turn it over to Vin to talk about the financial results. And of note in the financial results, there are a significant number of non-cash charges in the quarter as well and then we'll go through the operating businesses. So, Vin, thanks.

Vin Miceli - *NXT-ID, Inc. - VP, CFO*

Thank you, Gino. Good morning, all. Again, Vin Miceli, CFO of the company. I would like to summarize for everyone on the call the results, the operating results of the company for the three months and nine months ended September 30, 2017. So, revenues for the quarter in the nine months were $4.5 million and about $19 million respectively for the three and nine months ended September 30 as compared to revenues for the 2016 period of approximately $3.1 million in both periods.

Sequentially, as Gino pointed out, the revenues were lagged a little behind in Q3 of this year versus Q2 and mainly due to a slowdown in the revenues to WorldVentures. The large increase however in revenues in both the third quarter and nine months of '17 versus the comparable '16 period is primarily attributable to the acquisition of LogicMark which is everyone knows by now became effective on July 25, 2016 and the company shipments to world ventures of the Flye Card.

The company's gross profit margin was a strong healthy 62% in the third quarter and approximately 54% in the nine months ended September 30, 2017 to a gross profit margin of 44% and 41% for the comparable 2016 periods. And, excuse me -- the increase in gross profit margin always directly attributable to the healthy margins that LogicMark enjoys what the product sales that they have, and to a lesser extent, the gross margin earned on the WorldVentures sales.

Our operating expenses for the Q3 2017 period were up about $1.7 million at -- came in at about $4.5 million as compared to $2.8 million in the third quarter of last year.

All of our expenses, G&A, selling and marketing, R&D, were all up in the current quarter primarily as a result of layering in the LogicMark expenses for the full third quarter and including the post merger expenses of FitPay also in the third quarter of '17. For the nine months, the story is essentially the same. Our expenses are up for about $2.7 million.

They came in at about $10.1 million versus last year, $7.4 million, and really the rationale, the reasoning behind that is exactly the same, we had LogicMark in the full year -- sorry the nine-month results for the entire period, whereas last year, they were only in for a portion of the year and we also have Fit Pay in for roughly five months.

Interest expense for the third quarter and nine months ended September 30 was higher by approximately $1.2 million in Q3 and 3.9 million in the nine months as compared to the same 2016 periods. The increase in interest expense in both periods was primarily attributable to the interest

expense incurred on both the revolving credit facility and the various seller notes both of which financed in part of the acquisition of LogicMark as well as the interest expense related to the convertible exchange notes that were issued both in November '16 and July of 2017.

The net loss for the third quarter and nine months ended September 30 was approximately 4 million and 6 million respectively, compared to a loss of $2.4 million and $11 million for the comparable '16 periods. During the nine months ended the company's net loss included approximately 5.5 million in non-cash charges of which approximately $2.3 million was included in operating expenses. That's important to note. So of a $6 million loss in the in the nine-month period, 5.5 of that was non-cash related.

So, looking over to our balance sheet, our current assets remained relatively constant at about 10.1 million. Our current liabilities, excluding our contingent consideration, came in at about 11.1 million. Our debt, as Gino pointed out, we're looking to refinance some of our debt now, but quarter-to-quarter, the debt levels have remained relatively constant and our stockholder equity at 9/30 was just under $7 million, excluding the Series C preferred. So, that's an encapsulation of what the Q3 and in the nine months of '17 look like.

Hence, with that I will turn it back over to Gino.

Gino Pereira - *NXT-ID, Inc. - CEO*

Thanks very much, Vin.

Vin Miceli - *NXT-ID, Inc. - VP, CFO*

Sure.

Gino Pereira - *NXT-ID, Inc. - CEO*

So, let's go on to Mike Orlando and he can give you a summary of what's being going on at Fit Pay.

Mike Orlando - *NXT-ID, Inc. - COO, President FitPay*

Yes. Thanks, Gino. Good morning, everyone. This is Mike Orlando, Chief Operating Officer and President of Fit Pay. So we've had a very active quarter in terms of continuing to build out our company platform and getting ready for commercialization and bring our first customers to market.

We have made a couple of customer announcements during the quarter, Radius and their Product B, which is a key slot for tokenized payments and then most significantly is Garmin and their new smartwatch, the Vivoactive 3, which began shipments in mid September and we are partnering up to be the power behind their new feature called Garmin Pay, which will allow for contactless payments at terminals throughout the globe.

During this quarter, we also announced a significant relationship with Bank of America. That will allow Bank of America cardholders, both for credit and debit, across all of their different platforms to enable their cards on our various device partners, and we will begin with Garmin here shortly. And then we also have signed significant agreements with some Google brands that will launch products in the Q1, Q2.

We expect those announcements to come by the end of this year or early January with those brands in the specific date of their product availability. The most significant thing for us is that we have completed the commercialization of our platform and we will begin to see revenues from the Fit Pay platform beginning in late Q4 2017 and wrapping up in early Q1 of 2018.

And so for us, the major milestone that reflects the work that the team has done and also the extensibility of our technologies as we begin to blend those with the NXT-ID Technologies over the coming quarters. Thank you, Gino.

Gino Pereira - *NXT-ID, Inc. - CEO*

Okay. Thanks very much, Mike. That's an excellent quarter for FitPay. So, we are really poised and excited to see the growth that's come there. And LogicMark is continuing to perform very well, and we'll have Kevin bringing you up-to-date on that. Kevin?

Kevin O'Connor - *LogicMark - President*

Thanks, Gino. Yes, so the update Q3 overall was a pretty strong. We ran into some headwinds late in the quarter, which were driven really in large part by the end of the government's fiscal year. So, we have a large government customer providing products.

So, as they run into the end of their fiscal year, depending on their budgets and funds, orders either tend to increase or decrease as we ran into the end of their fiscal year, this year or is decreased in September. So, those orders we saw at the start of Q4, so we are anticipating a really strong Q4 out of the government orders.

The other thing that we are looking to launch at the end of Q3 was our pilot in big botched retail. So, we put a lot of effort into that. And unfortunately we timed it where the hurricanes hit. We were pretty heavily impacted in the South, which was really our focus area. So, we had one club that we were doing out west and they performed really well.

The other locations that we get in the pilot were negatively impacted. So, we kind of reconfigured the launch and we are starting that actually this week. We picked new locations, we are optimistic that it's going to go well. The customer is actually very optimistic about the opportunity based on the results that we saw out west where they were not impacted.

So, going into Q4 and then into 2018, we look to launch on a much larger basis with them and we are excited about that. We are also in the process of talking with some potential customers in other current -- and our reach, so that we are not as heavily covered in specific panels as Gino talked about before. So, we are going to kick our platform, which has performed really well on the non-monitored space and reach out and expand into areas whether people that are looking for a lower cost solution that our solution will provide.

The other thing that we were able to do is as the numbers increased and through the first nine months, we were on pace to have a record year and we believe that fourth quarter performance will be a substantial increase. We have been able to do it by maintaining our expenses. So, headcount and, operationally, we've been no able to ramp up and support an increased demand without adding additional resources and plan to continue to do that by improving overall efficiency.

So, all in all, through the first nine months really strong performance, looking forward to a strong Q4 and coming back to you with great results for year end for 2017 and then going into 2018 as well.

Gino Pereira - *NXT-ID, Inc. - CEO*

Terrific. Thanks very much, Kevin. That's great. So, we can turn it back over for some questions. We have a got a couple of analysts on the line and we are ready to take those questions, please.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Our first question comes from the line Brian Kinstlinger with Maxim Group. Your line is now open.

Brian Kinstlinger - *Maxim Group - Analyst*

Hi, great. Thanks so much. Can you guys talk about the timing of the Garmin watch and when revenue gets recognize? Is that during manufacturing or is it sale of the product? How does revenue flow, sorry, as that watch gets sold?

Gino Pereira - *NXT-ID, Inc. - CEO*

Yes. So -- but--

Mike Orlando - *NXT-ID, Inc. - COO, President FitPay*

Gino, you're going to answer that or we--

Gino Pereira - *NXT-ID, Inc. - CEO*

Yes, I'm just going to say, we think we'll have Mike answer that. Mike?

Mike Orlando - *NXT-ID, Inc. - COO, President FitPay*

Yes. Hi, Brian.

Brian Kinstlinger - *Maxim Group - Analyst*

Hi. How are you?

Mike Orlando - *NXT-ID, Inc. - COO, President FitPay*

The revenue -- great. Thank you. So the revenue for Garmin, it's accrued or we get recognized for that as the consumer activate their -- the wallet on the watch. So as they go through the setup process once they purchase the watch and they go to the setup process of enabling all the features and functions of their new Vivoactive 3.

They -- usually it takes them through Garmin Pay setup, and as they setup the Garmin Pay and create their wallet that creates an activation on our end and essentially a revenue click for Fit Pay.

Brian Kinstlinger - *Maxim Group - Analyst*

And so did I understand you correctly initially that is really only available to the Bank of America customers, Bank of America or other accounts -- sorry if you can just clarify what you meant by that?

Mike Orlando - *NXT-ID, Inc. - COO, President FitPay*

Sure, sure, sure. So, when we -- we will be announcing the official go live Garmin Pay here very soon with a list of issuing banks that will be supported on day one and then there is a long list of other banks that are -- will come on and what's called day two. So the way that the payment networks rollout new products in market with these capabilities is a bank -- of course, at a bank roughly ten combine that will -- that they do as part of a controlled group, what they called day one.

And that control period lasts a few days. And then soon after that all the other banks begin to roll on. And so you will see and our consumers will see this continuous addition of banks not only here in U.S. but in global markets as that rollout continues post going online.

Brian Kinstlinger - *Maxim Group - Analyst*

And when is their watch officially expected to be released, ready for sell?

Mike Orlando - *NXT-ID, Inc. - COO, President FitPay*

So, the watch has been -- yes, the watch has been for sale since September globally, so it's been -- so consumers already have been purchasing the watches for roughly two months mostly of here in the U.S. but the market of Australia and Europe and parts of Asia. And so there will be an announcement both to the existing issuers and new issuers -- excuse me users that Garmin Pay is available and they'll be targeted to go in and setup their Garmin Pay accounts.

Brian Kinstlinger - *Maxim Group - Analyst*

And so those who have bought it so far haven't activated or because you haven't -- I think you mentioned you aren't generate revenues yet?

Mike Orlando - *NXT-ID, Inc. - COO, President FitPay*

Correct.

Brian Kinstlinger - *Maxim Group - Analyst*

Just take us through the -- just so we're clear and understanding of what's going on right now.

Mike Orlando - *NXT-ID, Inc. - COO, President FitPay*

Yes. So, those who have purchased have not activated yet. We have been going -- working with the Garmin in the payment networks on the final certification of the device since now. So, there's pretty significant hurdles to get through in terms of third party certifications need to happen for the device to be available to market and what's called interoperability of that device across the various terminals globally.

So, completing that process is in the final stages. And then once that we'll announce the availability of the Garmin Pay globally and then the process of on-boarding those issuers will commence, as I spoke about earlier.

Brian Kinstlinger - *Maxim Group - Analyst*

Okay. And then given this relationship that you've built and it's been highly publicized, has their interest from other mobile device carriers or other smartwatch OEMs regarding this technology?

Gino Pereira - *NXT-ID, Inc. - CEO*

Yes, absolutely. I mean, I think the our activity has picked up significantly in the last three months, both kind of leaving up to the announcement of Garmin Pay, they have been also when we announced that at the IFA show at the end of August.

I think we are really at this inflection point in terms of two things, one, the market readiness for contactless payments globally, specifically here in the U.S. and the availability and just the proliferation of products like Apple Pay and Samsung Pay, which we're going to have an equitable solution to and allow other device manufacturers to see that marketplace with those smartwatch and other IoT device capabilities.

And then what we are also seeing is that, from a development perspective, those device manufacturers that have had devices in their pipeline ready to bring those products to market in 2018 and looking to us to provide those services since we are the first and only independent global platform that provide integration to both card networks and Fit Pay.

Brian Kinstlinger - *Maxim Group - Analyst*

Great. And then maybe one of you guys can talk about the revenue of LogicMark in the nine-month this year versus last year. And if I'm not mistaken and I am just trying to understand, the growth next year, one of the main opportunities is to go after people that use an expensive monitor solution, because you've done well with the non-monitored clientele. Is that what I understood?

Kevin O'Connor - *LogicMark - President*

Yes. So, Gino, this is Kevin. I'll take that.

Gino Pereira - *NXT-ID, Inc. - CEO*

Yes. Okay.

Kevin O'Connor - *LogicMark - President*

As far as the revenues through the first nine months, Vin can maybe address that, because we were acquired kind of mid-third quarter last year. So, I don't know how NXT, overall, recognize that. But in terms of the opportunity going forward, the value proposition was the -- our core product is that it's a non-monitored, no monthly fee product.

So goes to friends and family 911, so there is no monthly fees. So as we're going out and talking with large channel partners, they're looking at being able to present the value proposition of, in many cases, a cost savings in the 60% range over the short lifespan of the use of the product.

And so that's really that the strong value proposition that some of these retailers are looking at and trying to take share out of the monitored channel. So that's really the opportunity and it's a matter of partnering with the right channel partners to get the exposure to push that.

Brian Kinstlinger - *Maxim Group - Analyst*

Before we get to the nine months revenue, just -- does that channel and partner then lose some kind of ongoing fee that they are getting by replacing it with a non fee-based system?

Kevin O'Connor - *LogicMark - President*

No. So, it's really -- in some cases, it is a share shift for some channel partners that would be shifting from a monitored solution to a no monthly fee solution. In some cases, the channel partners are looking to take share whether or not currently participating in a monitored or monthly fee solution.

So, it really depends on the partner that we're addressing, but the opportunity to take more shares really what excites them the most. There is a lot of competitors in the monitored space. There are not as many competitors in the no monthly fee space. And so that's really where they are looking for an opportunity to increase their overall piece of that pie.

Brian Kinstlinger - *Maxim Group - Analyst*

Great, yes. In terms of nine months of revenue, I'm not overly interested in how much you have to recognize. I know last year, you didn't recognize in the months. I am just curious over nine months what LogicMark's revenues look like versus last year's nine months wherever they are located just to see the kind of growth profile of LogicMark so far?

Gino Pereira - *NXT-ID, Inc. - CEO*

So, you understand that you know we only recognized the revenue at a post-acquisition basis. So, when you compare '19 and full nine month results with a partial third quarter of last year, obviously, the math is up substantially.

Brian Kinstlinger - *Maxim Group - Analyst*

No, I am not looking for apples-to-apple.

Gino Pereira - *NXT-ID, Inc. - CEO*

On a pro forma basis, without getting into the exact details of the revenues, their revenue is up somewhere in the neighborhood of $1.5 million to $2 million on a year-over-year basis on a pro forma standalone basis.

Brian Kinstlinger - *Maxim Group - Analyst*

Okay. And what have LogicMark's revenue has been from the nine months this year as opposed to what you recognized?

Gino Pereira - *NXT-ID, Inc. - CEO*

It's in the details of the revenues by operating company. But what I can tell you is up -- there up substantially on a nine months pro forma basis.

Brian Kinstlinger - *Maxim Group - Analyst*

Okay, alright. And then some housekeeping. In the queue, the share count was based on a nine-month weighted average share count. What was the September quarter share count, the September weighted for the quarter, the share count?

Gino Pereira - *NXT-ID, Inc. - CEO*

So, which -- are you talking about the amount of shares outstanding or--

---

Brian Kinstlinger - *Maxim Group - Analyst*

No. The -- if I were calculating just September quarter loss per share, what is the share count usage for the third quarter as opposed in the nine months? Because you put an income statement out for nine months, not for the three months. I am just curious what the share count looks like in September that we are building off of?

Vin Miceli - *NXT-ID, Inc. - VP, CFO*

It's based on the quarterly results ended September, the weighted average shares during the Q, right? There is a $14.8 million.

Gino Pereira - *NXT-ID, Inc. - CEO*

Right. So we had roughly -- at the end of September we had roughly 16 million shares outstanding at 9/30.

Brian Kinstlinger - *Maxim Group - Analyst*

Got it, okay. That's helpful. And then directionally with the softer demand in WorldVentures in the fourth quarter with the stronger LogicMark demand, it sounds like, compared to the third quarter, do you see revenue being directionally up, down or flat before we see the one quarter -- the first quarter growth next year?

Gino Pereira - *NXT-ID, Inc. - CEO*

I definitely see the first quarter next year as being significantly higher. And part of that will be also contribution through new partners. I would expect the fourth quarter and we don't normally -- again, it's hard for us in our stage, I suppose. So, it's not an official projection as such, but the trend so far would be something that's similar but slightly better than the third quarter, but something of a similar thing. If we are pleasantly surprised, that would be great.

Brian Kinstlinger - *Maxim Group - Analyst*

Great. Okay thanks.

Operator

Our next question comes from line of Kris Tuttle with SoundView. Your line is now open.

Kris Tuttle - *SoundView Technology Group - Analyst*

Okay, thanks. Let me just finish up on Fit Pay revenue recognition. So I am pretty clear on it. The question really is how Garmin is going to report and pay you guys in terms of when you are going to recognize. So when I activate the watch, something will flow. When is Garmin going to sort of report and pay you guys and then how will that impact your rev/rec?

Mike Orlando - *NXT-ID, Inc. - COO, President FitPay*

Yes. So, because we are providing this technology, we see it certainly when the wallet activates, so that will actually create a revenue action on our platform for invoicing. We will invoice them for all activations at the end of each quarter. So, we will be invoicing them for Q4 activations at the end of December and that will continue on a quarter-to-quarter basis.

Kris Tuttle - *SoundView Technology Group - Analyst*

Okay, that squares it. Thank you. And then I think we missed on that LogicMark a little bit. I think all of us getting asked is what's the reasonable percentage organic growth rate per year in the LogicMark business? I think I just asked that a slightly different way.

Gino Pereira - *NXT-ID, Inc. - CEO*

I think, Kris that, there is such a range of -- again, because of the state of growth that we are in, there is such a range of possibilities that it's almost any number that we throw out is just hard, so we don't have enough evidence behind it to kind of justify a number.

I mean, some of retail channel opportunities that Kevin is talking about could be extremely significant, some of the smaller opportunities we are producing I think would definitely add on and we expect LogicMark to continue growing as it has been, but some of the retail channels, if they go well, will be very significant, but we don't have enough evidence to support that in a potential growth rate. We are still looking at that.

Kris Tuttle - *SoundView Technology Group - Analyst*

Okay. I mean, I have been using if 35% seems reasonable. Does that that seem reasonable? I know it could be pretty double that

Gino Pereira - *NXT-ID, Inc. - CEO*

Sorry you broke up there.

Kris Tuttle - *SoundView Technology Group - Analyst*

Just -- is 30%, 35% kind of a reasonable growth there?

Gino Pereira - *NXT-ID, Inc. - CEO*

Yes, we can't make any predictions as far as that's concerned. But we're obviously running as fast as we can.

Kris Tuttle - *SoundView Technology Group - Analyst*

Okay. And then I have a question about balance sheet working capital is obviously tied into WorldVentures. I think lot of equity investors are hopeful about getting the balance sheet improved and maybe that would come across debt as opposed to equity which, at your current equity price, with WorldVentures having that large receivable and your working capital needs being what they are, I think the question is can you use debt to more efficient way to restructure the balance sheet than equity?

Gino Pereira - *NXT-ID, Inc. - CEO*

I think it's -- they are kind of interlinked because the price of debt is also relative to the amount of risk that a lender makes that the lender takes. And if we -- and so somewhere, there's a sweet spot where there is an amount of debt that we'll be able to finance at a far reduced interest rate which directly impacts -- that could impact our net operating income by a very significant percentage, maybe as much as even 20%, and so it's a blend between the two.

So there's -- what we definitely want to do is to have a better balance. The time that we made the LogicMark acquisition, it was very expensive financing, but we felt that, strategically, this is the right move for us and I think that's proven to be the case in LogicMark has been very well and will continue to do well. And once we sort out the -- once we get the data under a more normal financing rate, then we'll repeat more benefits in terms of cash flow from it, but I think that some it's really a blend of the two, and interest that we save.

And if we say, substantial interest, so that flows down to the bottom line and that impacts our EPS as well. So, I don't think it's one of the other, I think there's a sweet spot of the blend when we can do the best deal. We're obviously not -- we're very aware of the impact of issuing shares that we understand that. We'll -- the whole management team is heavily incentivized because we're all significant shareholders in the company.

So, anything that affects an ordinary shareholder in the company directly affects the management team of NXT-ID as well. So, we're very conscious about the impact of issuing shares, and so we try and find the right balance. The key thing is we're actually focused on growing the company. I mean, there has been obviously a lot of volatility in the share price, et cetera, and we can run the business to that, there's not much we can do about that.

But what we can do is focus on building a really strong business, we can focus on building a strong balance sheet and growing these two divisions FinTech and Healthcare within this kind of IoT environment, which is tremendously exciting, we've got great technology and we're excited about the prospects that we have.

So we're planning on staying the course, we're going to try and make the best decisions we can, our board is getting more and more sophisticated. So we have more people to bounce ideas off and get input from and just try and grow the best company as we can.

Kris Tuttle - *SoundView Technology Group - Analyst*

Okay. I appreciate it. I know it's not easy. What about receivables? It's -- now, here we are in getting close sort of the middle of November. Were you guys -- I might have missed it at the -- in the first minute or two of the call, but where are we in terms of collecting some of the large AR balance that was out there at the end of the September quarter?

Gino Pereira - *NXT-ID, Inc. - CEO*

Yes. There is some progress on that. It's not coming down one lump sum, but there is some progress on reducing that, but it will take probably several months for it to get where we would like to be and that would obviously help our cash flow as well. So -- but there has been progress on that.

Kris Tuttle - *SoundView Technology Group - Analyst*

Okay. And then just to hit the -- sorry, I feel like we have a very good handle on where LogicMark is and where they're going same with Fit Pay, and I know that you're not in control of the timing of what WorldVentures is doing, but how should we think about, the outlook for the NXT-ID business as it relates to them and the next couple of quarters and then longer term?

Gino Pereira - *NXT-ID, Inc. - CEO*

Yes. So, I think, really, we should really look at the NXT business and the Fit Pay business being combined as a payments business. So there really is -- as we put the companies together, we merge because of the payment synergies that we have in the company. And we want to take advantage of structure and management, similar management, et cetera.

So, I think you should put those two together and think as a payments business. So, WorldVentures is not just a standalone business for us, WorldVentures is a customer amongst a number -- it's an important customer, but is a customer amongst a growing customer base for us for a suite of FinTech technologies that we have.

So, I don't think of them as being -- we're working on number of customers of similar type size as well, we're optimistic. And so I'm pretty confident that any loss of revenue from -- if there is a loss of revenue, I mean, I expect them to comeback in 2018 and continue to grow their model. But if there's a loss of revenue from one source of customer, we expect to add additional customers and so we're not as dependent on one particular revenue source.

Kris Tuttle - *SoundView Technology Group - Analyst*

Okay, that's all I have for now.

Gino Pereira - *NXT-ID, Inc. - CEO*

Okay. So, I think, so that's it. So, thank you very much everyone for being on the call. We do appreciate our shareholders very much. We do appreciate your patience and it's up and down. And just be assured that we are trying to grow the best company that we can. I think we have a strategic vision for the group that is very solid and very achievable. And we have, just this year, really started to generate revenues and we expect to continue to do that in 2018 and continue our growth benefit. Thank you very much for joining us in the call.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This concludes the program and you may now disconnect. Everyone have a great day.
